Exhibit 10.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 29th day of February, 2016, by and among AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”), and Raven Industries, Inc. (the “Purchaser” or “Raven”). Capitalized terms used, but not otherwise defined herein, shall have the meaning set forth in Section 1.3 of this Agreement.

The parties hereby agree as follows:

1.	Purchase and Sale of Stock.

1.1
Sale and Issuance of Stock.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing, four hundred thousand (400,000) shares of Common Stock of the Company (“Shares”), for an aggregate purchase price of five hundred thousand dollars ($500,000).  For the avoidance of doubt the shares of Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2	Closing; Delivery; Director Appointment; Conditions to Closing.

a.           Closing; Delivery; Appointment.  The closing (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement, provided that the conditions to Closing set forth in subsection 1.2b. have been satisfied on or prior to the Closing.  At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor, in good and available funds, by wire transfer to the bank account designated by the Company.   Contemporaneously with the Closing, a representative of the Purchaser will be appointed to the Board of Directors of the Company (the “Raven Director”), acceptable to the Company, which acceptance shall not be unreasonably withheld.

b.           Conditions to Closing.  The obligation of Raven to purchase the Shares shall be subject to the satisfaction, in Raven’s sole discretion, of the following conditions:

(i)           The holders of the Debentures, as defined in Section 2.2 below,(the “Investors”) shall have entered into an amendment to the Debentures and the Securities Purchase Agreement, dated May 6, 2015, between the Company and each Purchaser identified therein (the “Securities Purchase Agreement”), pursuant to which (a) the existing defaults under the Debentures are irrevocably waived and the maturity date is extended to November 6, 2017, and (b) Section 4.12 of the Securities Purchase Agreement shall be amended to provide that (i) the Investors only have a right to initially purchase up to 50% of any New Securities issued in a Subsequent Financing and, if and only if, Raven has exercised its right to purchase less than 50% of any New Securities in a Subsequent Financing, then the Investors shall have a secondary right of first refusal to purchase any New Securities not purchased by Raven in a Subsequent Financing, and (ii) if the Investors purchase less than 50% of such New Securities, then Raven shall have a right to purchase such New Securities not purchased by the Investors.

(ii)          The Investors shall have waived any rights to participate in the issuance and sale of the 400,000 Shares to Raven as contemplated in this Agreement.

(iii)         The Company and Raven shall enter into that certain Distribution Agreement, contemporaneously with the execution of this Agreement.

1.3	Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

a.
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

b.	“Code” means the Internal Revenue Code of 1986, as amended.

c.	“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

d.
“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e.
“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or licensed to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

f.	“Exempt Issuance” means the issuance of:

(i) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors, or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company and such option issuance has been approved by the Raven Director.  Notwithstanding the foregoing, the approval of the Raven Director shall not be required for issuances of stock options (a) issued for the specific purposes of hiring and retention of employees and (b) such issuances are in an aggregate amount not to exceed 500,000 for a period of twelve (12) months from the Effective Date of this Agreement and not to exceed 250,000 in the aggregate in each year thereafter.    For the avoidance of doubt, the Raven Director shall be involved in the discussions and approval process regarding the issuances of such options, falling under this section, but the Raven Director’s approval is not required for such specific issuances.

(ii) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and

(iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

g.	“Investors” shall mean the “Purchasers” under the Securities Purchase Agreement, as defined therein.

h.	“IPO” means an initial public offering of the Common Stock of the Company pursuant to an effective registration statement on Form S-1 under the Securities Act.

i.	“Key Employee” means any executive-level employee (including division director and vice president-level positions).

j.	“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the Key Employees.

k.
“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

l.	“New Securities” means an issuance of Common Stock Equivalents or Common Stock by the Company or any Subsidiary for cash consideration, indebtedness or a combination thereof.

m.	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

n.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

o.	“Subsequent Financing” means a financing pursuant to which New Securities will be issued.

p.
“Subsidiary” means any subsidiary of the Company as set forth on Schedule 2.5 hereto and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

q.	“Trading Day” means a day on which the principal Trading Market is open for trading.

r.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Closing.

2.1
Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2
Capitalization.  The authorized capital of the Company consists, immediately prior to the Closing, of 100,000,000 shares of Common Stock, of which eight million, (8,000,000) shares of Common Stock are issued and outstanding.   The Company has outstanding five hundred thousand, dollars ($500,000) of 8% Convertible Debentures (the “Debentures”) that are convertible into 526,000 shares of Common Stock (as of December 31, 2015) of the Company.  Except for the Debentures, there are no warrants, options or other rights held by any person or entity to acquire Common Stock or any other equity securities of the Company, other than options issued to employees to acquire 1,650,000 shares of Common Stock and a warrant issued to Northland to acquire shares of Common Stock equal to 4.0% of the shares of Common Stock sold in the IPO.

2.3
Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4
Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally,  as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5
Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.

2.6
Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; or (ii) that questions the validity of this Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7
Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture, the Debentures or mortgage or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company, (iii) the license of any patent, trademark, copyright or trade secret or other proprietary right to or from the Company, or (iv) indemnification by the Company with respect to infringement of proprietary rights.

2.8
Rights of Registration and Voting Rights.  Except as provided in the Debentures and the Securities Purchase Agreement executed in connection therewith, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.9
Ownership of Property; Absence of Liens.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent, and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.10
Intellectual Property.  The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

2.11
Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1
Authorization.  The Purchaser has full power and authority to enter into this Agreement.  This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2
Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3	Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.	Covenants. The Company hereby covenants with the Purchaser as follows, which covenants shall survive the Closing:

4.1
Board Position.  The Company hereby agrees that until the Company’s IPO, the Purchaser shall be entitled to elect one (1) person to the Company’s Board of Directors (the “Raven Director”), such board not to exceed five (5) members.  The Company will take such action as may be necessary to have such person designated by Raven elected or appointed to the Board, and will cause its stockholders to cause such designated person to be elected to the Board.

4.2
Participation in Future Financing.   If the Company proposes to offer or sell any New Securities, at any time from Closing through the IPO, the Company shall first offer the New Securities to Raven and the Investors.  The Company acknowledges and agrees that the right of Raven set forth in this Section 4.2 will be senior to the rights of any other Person or Persons granted preemptive rights, rights of first offer or similar rights to purchase New Securities subsequent to the date of this Agreement.  In any Subsequent Closing, Raven shall have the first right to participate in each Subsequent Financing up to fifty percent (50%) of the New Securities issued or offered in a Subsequent Financing (the “Raven Participation Amount”) and the Investors shall have a first right to purchase up to fifty percent (50%) of the New Securities issued or offered in a Subsequent Financing (the “Investor Participation Amount”).  If the Investors purchase less than the Investor Participation Amount, then Raven shall have a secondary right to purchase the New Securities not purchased by the Investors as set forth in subsection c. below.  If Raven purchases less than the Raven Participation Amount, then the Investors shall have a secondary right to purchase the New Securities not purchased by Raven as set forth in subsection d. below.

a.
At least five (5) Trading Days prior to the closing of a Subsequent Financing, the Company shall deliver to Raven a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask Raven if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of Raven, and only upon a request by Raven, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to Raven.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

b.
If Raven desires to participate in such Subsequent Financing, it must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after Raven has received the Pre-Notice that Raven is willing to participate in the Subsequent Financing, the amount of Raven’s participation, and representing and warranting that Raven has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Company receives no such notice from Raven as of such fifth (5th) Trading Day, Raven shall be deemed to have notified the Company that it does not elect to participate.

c.
If by 5:30 p.m. (New York City time) on the fifth (5th ) Trading Day after Raven has received the Pre-Notice, notifications by the Investors of it or his willingness to participate in the Subsequent Financing (or to cause his or its designee to participate) is less than the total amount of the Investor Participation Amount, then the Company shall offer to sell Raven the remaining New Securities that the Investors did not purchase, and if Raven does not purchase all of the remaining New Securities, then the Company may sell the remaining portion of such New Securities in a Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

d.
If by 5:30 p.m. (New York City time) on the fifth (5th ) Trading Day after Raven has received the Pre-Notice, notifications by Raven of its willingness to participate in the Subsequent Financing (or to cause its designee to participate) is less than the total amount of the Raven Participation Amount, then the Company shall  offer to sell the Investors the remaining New Securities that Raven did not elect to purchase  pursuant to the terms of the Securities Purchase Agreement, and if the Investors do not purchase all of the remaining New Securities pursuant to the terms of the Securities Purchase Agreement, then the Company may sell the remaining portion of such New Securities in a Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

e.
The Company must provide Raven with a second Subsequent Financing Notice, and Raven will again have the right of participation set forth above in this Section 4.2, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

f.	Notwithstanding the foregoing, this Section 4.2 shall not apply in respect of an Exempt Issuance.

g.	Nothing contained in this Section 4.2 shall be deemed to constitute a waiver of the rights of Raven to approve of the issuance of New Securities as required in Section 4.4 of this Agreement.

h.
The Company will not grant any other Person or Persons any preemptive rights, rights of first offer or similar rights to acquire New Securities, unless such rights are subordinate to the rights of Raven granted under this Section 4.2 and Raven has consented to any such grant of such rights.

4.3
Sale of the Company.   During the term of the Distribution Agreement, dated of even date herewith between the Company and the Purchaser, the Company hereby grants the Purchaser a right of first refusal (the “Right of First Refusal”) on any sale of all or substantially all the assets of the Company or a sale of the Company, whether structured as a merger or acquisition, in a single transaction or a series of related transactions, pursuant to which the shareholders owning at least 51% of the voting securities of the Company prior to such transaction or series of related transactions, own less than 51% of the voting securities of the Company or other entity after such transaction, or an exclusive license of all of the Company Intellectual Property to a Person or Persons (such transactions will be referred to herein as a “Sale of the Company”).

a.
If the Company receives a bona fide offer for the Sale of the Company, the Company shall notify the Purchaser, specifying all material aspects of the offer (the “Sale Offer Notice”).  The Purchaser shall have fifteen (15) days from the date of its receipt of the Sale Offer Notice to exercise its Right of First Refusal.

b.
By notification to the Company within fifteen (15) days after the Sale Offer Notice is given, the Purchaser may elect to exercise its Right of First Refusal and pursue a Sale of the Company on the terms set forth in the Sale Offer Notice.  The closing of any Sale of the Company pursuant to this Section 4.3(b) shall occur within ninety (90) days of the date that the Sale Offer Notice is given.

c.
If the Purchaser does not exercise its Right of First Refusal, the Company during the ninety (90) day period following the expiration of the period provided in Section 4.3(b), may close on a Sale of the Company at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Sale Offer Notice.  If the Company does not enter into an agreement for the Sale of the Company within such period, the right provided hereunder shall be deemed to be revived and the Company may not undergo a Sale of the Company unless first reoffered to the Purchaser in accordance with this Section 4.3.

d.
The foregoing notwithstanding, after the Company’s IPO, Bret Chilcot may sell, from time to time, a portion of his Common Stock, provided that no more than 15% of his shares of Common Stock are sold in any single transaction or multiple transactions in any calendar year, and such sales are not sold to a person with an intent to acquire the Company within the meaning of Section 13(b) or 14(d) of the Exchange Act of 1934, as amended.   If Bret Chilcot desires to sell more than 15% of his shares in any calendar year, Bret Chilcot shall first offer such shares to Raven and Raven shall have five (5) Trading Days to purchase such shares at the average daily trading price determined by adding the closing bid price on each day from the date of the offer to the date of Raven’s acceptance of such offer (the “Calculation Period”), and dividing such total closing bid prices by the number of days in the Calculation Period.  Bret Chilcot may withdraw his offer at any time prior to Raven’s acceptance by giving Raven written notice of such withdrawal, and any offer that has been withdrawn must be re-offered to Raven under the terms of this Section 4.3(d) prior to any sale of such shares.  Notwithstanding the foregoing, in no event will Bret Chilcot sell shares of his Common Stock in a single transaction or in the aggregate, if such sale or sales would result in a sale of 51% of the issued and outstanding shares of Common Stock held by Bret Chilcot.

e.	The provisions in this Section 4.3, including Section 4.3(d), shall terminate at such time as the Distribution Agreement is terminated or expired.

4.4
Raven Approval.  The Company agrees that, prior to the IPO, it will not, directly or indirectly, issue any New Securities without the prior approval of Raven, in its capacity as a shareholder of the Company, which approval will not be unreasonably withheld.   Notwithstanding the foregoing, Raven shall not be required to approve of the issuance of Exempt Issuance , other than the types of issuances set forth in section (c) of the definition of Exempt Issuance, and Raven’s approval as a shareholder of the issuances set forth in section (c) of the definition of Exempt Issuance shall not be unreasonably withheld.  In the event that the Company does not have an IPO, the restrictions contained in this Section 4.4 shall terminate upon the later of three (3) years from the Effective Date of this Agreement or the termination of the Distribution Agreement.

5.	Miscellaneous.

5.1
Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

5.2
Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws.

5.4
Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6
Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.6.

5.7	Amendments and Waivers. No term of this Agreement may be amended, terminated or waived without the written consent of all parties hereto.

5.8	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.9
Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10
Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

RAVEN INDUSTRIES, INC.

By:	/s/ Steven Brazones

Its:	VP, CFO

Address:	205 E. Sixth Street
Sioux Falls, SD 57104
E-mail: steven.brazones@ravenind.com

AGEAGLE AERIAL SYSTEMS, INC.

By:	/s/ Bret Chilcott

Its:	CEO

Address:	117 S. 4th Street
Neodesha, KS 66757
E-mail: bretc@ageagle.com

The undersigned stockholders of the Company hereby agree that they will vote all shares of Common Stock and other equity of the Company to appoint one (1) person designated by the Purchaser to the Board of Directors of the Company.   The undersigned further agree that such person will not be removed by a vote of the undersigned stockholders, unless directed to do so by the Purchaser or otherwise provided herein.  The undersigned stockholders are executing this Agreement solely for purposes of agreeing to vote their shares as set forth hereinabove, and as to Bret Chilcot, to limit the sales of his Common Stock as set forth in Section 4.3(d), which restrictions are agreed to by Bret Chilcot by signing below.

/s/ Bret Chilcott

/s/ Chris Spencer (Greenblock Capital)